                                                                    Exhibit 99.1

                                            FOR: SKILLSOFT PLC

                                                 COMPANY CONTACT:
                                                 Tom McDonald
                                                 Chief Financial Officer
                                                 (603) 324-3000, x4232

                                                 INVESTOR CONTACTS:
                                                 Michael Polyviou/Peter Schmidt
                                                 Financial Dynamics
                                                 (212) 850-5748

               SKILLSOFT REPORTS THIRD QUARTER FISCAL 2006 RESULTS
            SKILLSOFT RAISES FULL YEAR FISCAL 2006 FINANCIAL TARGETS

NASHUA, NH, NOVEMBER 29, 2005 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of content resources and complementary technologies for integrated enterprise learning, today announced financial results for its third quarter of fiscal 2006 ended October 31, 2005.

THIRD QUARTER RESULTS

The Company reported total revenue of $53.9 million for the third quarter of fiscal 2006, which represented a 3% increase over the $52.5 million reported in the third quarter of fiscal 2005. Gross margin was 88% for the third quarter of fiscal 2006 compared to 89% for the third quarter of fiscal 2005 and 88% for the second quarter of fiscal 2006.

The Company's net income was $5.7 million, or $0.06 per basic and diluted share, for the third quarter of fiscal 2006. Third quarter net income includes $0.5 million in expenses for the ongoing SEC investigation primarily related to the restatement of the historical SmartForce financial statements and $0.2 million in expenses related to restructuring activities for a total of approximately $0.7 million, or $0.01 per basic and diluted share. Fiscal 2006 third quarter net income included the following non-cash charges totaling $6.4 million: $2.5 million for amortization of intangible assets and deferred compensation expense and $3.9 million for the non-cash portion of the provision for income tax. SkillSoft reported net income of $4.1 million, or $0.04 per basic and diluted share, for the third quarter of fiscal 2005. The fiscal 2005 third quarter net income included restatement expenses of $0.8 million, or $0.01 per basic and diluted share, primarily related to costs incurred in connection with the re-filing of statutory tax returns as a result of the restatement of the historical SmartForce financial statements and charges for the ongoing SEC investigation. Fiscal 2005 third quarter net income included the following non-cash charges totaling $2.8 million: $2.7 million for amortization of intangible assets and deferred compensation expense and $0.1 million for the non-cash portion of the provision for income tax.

The Company's effective tax rate year to date increased from 15.5% at July 31, 2005 to 22.0% at October 31, 2005. The change in the effective tax rate is primarily due to the increase in the fiscal 2006 financial targets discussed below as well as a shift in the geographical distribution of earnings into jurisdictions with higher tax rates.

"We are pleased with our performance in the third quarter of fiscal 2006. Our results came in ahead of the revenue range and the EPS range we forecasted, and for the third consecutive quarter our core business has contributed at expected levels. This contribution indicates continued stability in the


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marketplace," said Chuck Moran, President and Chief Executive Officer. "Some of
our new products and new telesales distribution strategy will require more time to gain market acceptance, but we are confident that our continuing focused effort will be rewarded in the future," commented Moran.

The decrease in gross margin to 88% in the fiscal 2006 third quarter compared to 89% in the fiscal 2005 third quarter was due mainly to a higher mix of royalty-bearing content in the fiscal 2006 third quarter due to growth of the Referenceware product line. Research and development expenses decreased to $9.1 million in the fiscal 2006 third quarter compared to $10.5 million in the fiscal 2005 third quarter due primarily to $0.9 million of purchased technology included in the fiscal 2005 third quarter results and savings realized as the result of the reorganization of the content development organization completed in the fiscal 2005 fourth quarter. Sales and marketing expenses decreased to $20.4 million in the fiscal 2006 third quarter from $22.4 million in the fiscal 2005 third quarter. This decrease was primarily due to the expense reduction resulting from the sale of certain assets of SmartCertify, the Company's retail IT certification business, at the end of the fiscal 2006 first quarter, which was partially offset by the ongoing incremental expenses to support the new Dialogue product line, new telesales distribution operation and additional investment in the Books 24x7 sales force. General and administrative expenses decreased to $5.5 million in the fiscal 2006 third quarter compared to $6.4 million the fiscal 2005 third quarter primarily due to a decrease in expenses related to legal, tax, and other service fees, and the expense reduction resulting from the sale of certain assets of SmartCertify at the end of the fiscal 2006 first quarter.

SkillSoft had approximately $75.3 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of October 31, 2005 compared to $64.9 million as of January 31, 2005. SkillSoft's increase in cash, cash equivalents, restricted cash and investments of $10.4 million as of October 31, 2005 primarily reflects cash provided by operations of $36.5 million in the nine months ended October 31, 2005, which includes the receipt of $19.5 million from the insurance settlement related to the 2002 securities class action lawsuit. Operating cash flow was offset in part by purchases of equipment, primarily investments in the Company's hosting infrastructure, and capitalized software development costs of $5.4 million in the nine months ended October 31, 2005. During the nine months ended October 31, 2005, the Company spent approximately $22.0 million to repurchase approximately 6.1 million outstanding shares under its current shareholder-authorized share repurchase program. To date, including shares repurchased in fiscal 2005, the Company has spent approximately $24.5 million to repurchase approximately 6.5 million outstanding shares under this program.

In order to adequately assess the Company's collection efforts, taking into account the seasonality of the Company's business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral of revenue due to subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft's DSOs were in the targeted range for the fiscal 2006 third quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 10 days in the fiscal 2006 third quarter as compared to 12 days in the year ago period and 10 days in the second quarter of fiscal 2006. On a gross basis, which considers all items billed as receivables, DSOs were 76 days in the fiscal 2006 third quarter compared to 81 days in the year ago quarter and 84 days in the second quarter of fiscal 2006.

FISCAL 2006 OUTLOOK

For the fourth quarter of fiscal 2006 ending January 31, 2006, the Company currently anticipates revenue to be in the range of $52.2 to $54.0 million. This revenue range reflects the impact of the


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declining quarterly deferred revenue recognition associated with the sale of certain assets of SmartCertify completed at the end of the fiscal 2006 first quarter. The Company currently anticipates net income for the fiscal 2006 fourth quarter to be between $3.0 and $5.0 million, or $0.03 to $0.05 per basic and diluted share.

Based on the reported third quarter performance and the guidance for the fourth quarter, the Company is raising its full year fiscal 2006 revenue and earnings targets. The Company is now targeting a revenue range of $213 million to $214.8 million and a net income range of $34.1 million to $36.1 million, or $0.33 to $0.35 per basic and diluted share, for fiscal 2006 as a whole, compared to the previously targeted revenue range of $208 million to $212 million and a targeted net income range of $30.0 million to $34.0 million, or $0.29 to $0.33 per basic and diluted share. As a reminder, the Company's net income forecast includes a $19.5 million benefit in the second quarter of fiscal 2006 for the final settlement with the Company's insurance carriers regarding the 2002 securities class action lawsuit and related legal fees.

The Company's forecasted net income excludes foreign exchange gains or losses and potential restructuring charges, as well as the potential impact of any future legal settlements, acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction. The net income outlook also excludes the effect of a public offering or other financing arrangements that could impact outstanding shares and thereby the Company's EPS calculation.

SkillSoft is presenting its net income outlook without these items (for both fiscal 2006 and the fourth quarter of fiscal 2006) because it is currently unable to estimate the amount of the excluded items and it believes that this presents investors with meaningful information about the Company's projected operating performance for fiscal 2006.

CONFERENCE CALL

In conjunction with the release, management will conduct a conference call on Tuesday, November 29, 2005 at 8:30 a.m. ET to discuss the Company's fiscal 2006 third quarter and fiscal 2006 outlook. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, local and international callers can dial
(973) 935-2408. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 p.m. ET on November 29, 2005 until 11:59 p.m. ET on December 6, 2005. The replay number is (973) 341-3080, passcode:
6732001. A webcast replay will also be available on SkillSoft's Web site at www.skillsoft.com.

ABOUT SKILLSOFT

SkillSoft is a leading provider of comprehensive e-learning content and technology products for business and IT professionals within global enterprises. SkillSoft's multi-modal learning solutions support and enhance the speed and effectiveness of both formal and informal learning processes and integrate SkillSoft's in-depth content resources, learning management system, virtual classroom technology and support services.

Content offerings include SkillSoft's business, IT, desktop and compliance courseware collections and BusinessPro(TM), ITPro(TM), OfficeEssentials(TM), FinancePro(TM), EngineeringPro(TM), GovEssentials(TM), ExecSummaries(TM) and ExecBlueprints(TM) collections from Books24x7(R). SkillSoft's complementary technologies include SkillPort(R), the company's learning management system with its powerful Search-and-Learn(TM) technology and premium add-on modules, and SkillSoft(R) Dialogue(TM) virtual classroom, a tool that allows customers to create and deliver effective blended learning programs using custom content and off-the-shelf learning resources. For more information, visit http://www.skillsoft.com.

SkillSoft, the SkillSoft logo, Ahead of the Learning Curve, SkillPort, Search-and-Learn, SkillChoice, Books24x7, Referenceware, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Future Operating Results" in SkillSoft's Annual Report on Form 10-K for the fiscal year ended January 31, 2005 and its Form 10-Q for the quarterly period ended July 31, 2005, as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company's views as of November 29, 2005. The Company anticipates that subsequent events and developments may cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

                                       ###

                                                                                   SkillSoft PLC and Subsidiaries
                                                                         Condensed Consolidated Statements of Operations
                                                                                         (Unaudited)
                                                                 ----------------------------   -----------------------------
                                                                      Three Months Ended              Nine Months Ended
                                                                           October 31,                   October 31,
                                                                     2005           2004            2005            2004
                                                                 -------------  -------------   -------------   -------------
Revenues                                                         $      53,901  $      52,507   $     160,833   $     155,949
Cost of revenues                                                         6,509          5,597          18,662          15,932
                                                                 -------------  -------------   -------------   -------------

        Gross profit                                                    47,392         46,910         142,171         140,017

Operating expenses:
        Research and development                                         9,122         10,505          29,181          32,587
        Selling and marketing                                           20,382         22,441          65,130          69,467
        General and administrative                                       5,496          6,388          18,507          18,625
        Legal settlements/(recoveries)                                      --             --         (19,500)             --
        Amortization of stock-based compensation                           219            296             675             944
        Amortization of intangible assets and FAS 86 assets              2,285          2,390           6,838           7,202
        Restructuring                                                      226             (7)            813             315
        Restatement:
             SEC investigation                                             507            803           1,591           1,905
             Professional fees - restatement of SmartForce
                historical financial statements                             --             --              --             250
                                                                 -------------  -------------   -------------   -------------
Total operating expenses                                                38,237         42,816         103,235         131,295

Other income/(expense), net                                                268             75             653            (164)
Interest income, net                                                       414             88           1,019             481
Loss on sale of component, net                                              --             --            (681)             --
                                                                 -------------  -------------   -------------   -------------
        Income before provision for income taxes                         9,837          4,257          39,927           9,039

Provision for income taxes - cash                                          303             74             980             137
Provision for income taxes - non-cash                                    3,851             68           7,853             226
                                                                 -------------  -------------   -------------   -------------
Net income                                                       $       5,683  $       4,115   $   31,094.00   $       8,676
                                                                 =============  =============   =============   =============
Net income, per share, basic                                     $        0.06  $        0.04   $        0.30   $        0.08
                                                                 =============  =============   =============   =============
Basic weighted average common shares outstanding                   100,663,757    105,935,620     103,055,159     104,851,577
                                                                 =============  =============   =============   =============
Net income, per share, diluted                                   $        0.06  $        0.04   $        0.30   $        0.08
                                                                 =============  =============   =============   =============
Diluted weighted average common shares outstanding                 101,540,690    108,941,334     103,726,562     109,974,424
                                                                 =============  =============   =============   =============

                                  SkillSoft PLC
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)

                                                          October 31, 2005       January 31, 2005
                                                          ----------------       ----------------
ASSETS

CURRENT ASSETS:
        Cash, cash equivalents and short-term investments      $ 69,715               $ 54,927
        Restricted cash                                           5,409                    994
        Accounts receivable, net                                 44,741                 87,030
        Prepaid expenses and other current assets                16,213                 22,659
                                                               --------               --------
Total current assets                                            136,078                165,610

        Property and equipment, net                               9,376                  9,137
        Goodwill                                                 94,217                103,576
        Intangible assets, net                                   10,581                 16,171
        Long-term investments                                       221                  8,943
        Other assets                                                454                     60
                                                               --------               --------

Total assets                                                   $250,927               $303,497
                                                               ========               ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

        Accounts payable                                       $  3,258               $  5,361
        Accrued expenses                                         43,231                 66,995
        Deferred revenue                                        102,639                140,008
                                                               --------               --------
Total current liabilities                                       149,128                212,364

Total long-term liabilities                                       4,173                  6,214

Total stockholders' equity                                       97,626                 84,919
                                                               --------               --------
Total liabilities and stockholders' equity                     $250,927               $303,497
                                                               ========               ========

                                  SkillSoft PLC
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)


                                                                    -----------------------
                                                                       Nine Months Ended
                                                                           October 31,
                                                                      2005           2004
                                                                    --------       --------
Cash flows from operating activities:

        Net income                                                  $ 31,094       $  8,676
        Adjustments to reconcile net income to net
          cash provided by/(used in) operating activities--
        Stock-based compensation                                         676            944
        Depreciation and amortization                                  3,790          3,439
        Amortization of acquired intangibles and FAS 86 assets         6,838          7,202
        Provision for bad debts                                         (772)            (1)
        Loss on disposition                                              683             --
        Provision for income taxes - non-cash                          7,853            226
        Changes in current assets and liabilities, net of
          acquisitions
             Accounts receivable                                      41,381         26,903
             Prepaid expenses and other current assets                 6,815         10,706
             Accounts payable                                         (2,644)        (2,917)
             Accrued expenses (including long-term):
                  Accrued merger                                      (3,705)        (2,572)
                  Accrued restructuring                               (6,918)           (84)
                  Accrued other                                      (12,023)       (56,244)
             Deferred revenue                                        (36,547)       (29,907)
                                                                    --------       --------

        Net cash provided by/(used in) operating activities           36,521        (33,629)

Cash flows from investing activities:

        Purchases of property and equipment                           (4,157)        (6,423)
        Purchases of FAS 86 assets                                    (1,247)            --
        Purchases of investments                                     (14,848)       (40,481)
        Maturity of investments                                       21,596         35,258
        Sale of investments                                              248             --
        (Designation)/release of restricted cash                      (4,415)        24,600
                                                                    --------       --------
        Net cash (used in)/provided by investing activities           (2,823)        12,954

Cash flows from financing activities:

        Exercise of stock options                                        550         20,553
        Proceeds from employee stock purchase plan                     2,210             --
        Payments to acquire treasury stock                           (22,000)            --
                                                                    --------       --------

        Net cash (used in)/provided by financing activities          (19,240)        20,553

        Effect of exchange rate changes on cash and cash
          equivalents                                                 (1,305)           359
                                                                    --------       --------
        Net increase in cash and cash equivalents                     13,153            237
        Cash and cash equivalents, beginning of period                34,906         42,866
                                                                    --------       --------
        Cash and cash equivalents, end of period                    $ 48,059       $ 43,103
                                                                    ========       ========